UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Post Effective Amendment #2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Interlink Plus, Inc.

(Exact name of registrant as specified in its charter)

(File No. 333-205985)

Nevada		47-3975872
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4952 S Rainbow Blvd, Suite 326

Las Vegas, NV 89118

tel. no. 702-824-7047

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Interlink Plus, Inc.

4952 S Rainbow Blvd, Suite 326

Las Vegas, NV 89118

tel. no. 702-824-7047

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. [  ]

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-205985), initially filed by the Registrant on July 31, 2015 and declared effective by the Securities and Exchange Commission (the “Commission”) on September 10, 2015 and subsequent Post Effective Amendment No. 1 filed on March 1, 2016 and declared effective by the Commission on March 8, 2016.  This Post-Effective Amendment No. 2 is being filed to deregister the shares to be sold by the selling security holders of up to 4,111,200 common shares.

This Post-Effective Amendment No. 2 is also being filed to provide notice of the status of a consultant of the Company, Zixiao Chen, as a control person and a promoter of the Company.

No additional securities are being registered under this Post-Effective Amendment No. 2.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.  This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement.  Accordingly, a preliminary prospectus has been omitted.

Deregistration of Securities

This Post-Effective Amendment No. 2 to the Registration Statement is being filed to deregister the 4,111,200 shares of common stock registered and being offered by selling shareholders under the Registration Statement.  None of the selling shareholders sold any of the registered shares and these shares are no longer being offered under the Registration Statement.  The Company hereby deregisters the 4,111,200 shares of its common stock registered pursuant to the Registration Statement.

Notice of Control Person and Promoter

The Company had previously engaged the services of Zixiao Chen as a consultant to act as the Company’s primary contact and point person within the United States. The Company disclosed this engagement in the Registration Statement filed July 31, 2015 and Exhibit 10.1 filed concurrently therewith.  Despite the fact that Ms. Chen is a consultant of the Company and works at the direction of the Company’s CEO, Duan Fu, Ms. Chen is deemed a control person and promoter of the Company. Ms. Chen is deemed a control person of the Company because her roles and duties include oversight over business accounts, ongoing dealings with the Company’s clients, establishing a training program for new employees within the Company, as well as oversight and response to concerns with the Company’s outsourced personnel. Similarly, Ms. Chen is deemed to be a promoter of the Company because she works to expand the Company’s sales efforts, she maintains contact with clients on an ongoing basis, and works with vendors on behalf of the company to assist in securing the business services of the vendors for the Company, which includes contact and involvement with the vendors on behalf of the company in an ongoing basis.

Ms Chen has 5 years of sales and exhibiting experience at trade shows, conventions and local events.  She has over ten years of experience working with companies of all sizes, and across a wide variety of industries including retail, wholesale and distribution, freight forwarding, casino gaming, etc.  Ms. Chen has extensive knowledge in business operation and administration, with focus on strategic planning, financial management, sales and marketing, research, performance improvement, and strategic revenue enhancement planning.

Ms. Chen holds an MBA from the University of North Dakota and a Bachelor of Science in Business Administration and Finance from the University of Nevada, Las Vegas.

Ms. Chen has not been involved in the last 5 years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•

Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

3.1*	Articles of Incorporation
3.3*	Bylaws
5.1*	Opinion of The Doney Law Firm with Consent to Use
10.1*	Professional Services Contract, dated May 12, 2015
10.2*	Convertible Promissory Note, dated May 22, 2015
10.3*	Consulting Agreement, dated July 11, 2015
23.1*	Consent of Seale and Beers, CPAs, dated July 11, 2015
99.1*	Subscription Agreement

*  Previously filed with S-1 on July 31, 2015

Item 17 - Undertakings

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, Nevada, on March 28, 2016.

INTERLINK PLUS, INC.

By:	/s/ Duan Fu
DUAN FU
President, CEO and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Duan Fu DUAN FU	President, CEO and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	March 26, 2016

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